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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement"), signed this 23rd day of October, 2000, between FRONTIER BANK ("Frontier") and TANA D. WEISENBACH ("Executive") takes effect on the consummation of the Mergers ("Effective Date").

                                    RECITALS

A. Frontier Financial Corporation ("FFC") and Frontier Bank have entered into a Plan and Agreement of Mergers ("Plan") with Interbancorp, Inc. and Inter Bank, under which Interbancorp, Inc. will be merged into FFC, and Inter Bank will be merged into Frontier (collectively, the "Mergers").

B. Frontier wishes to retain Executive, who is presently a Vice President of Inter Bank, to serve as a Vice President of Frontier Bank. Executive wishes to accept employment in that capacity with Frontier.

C. This Agreement sets forth the terms and conditions of Executive's employment with Frontier.

                                    AGREEMENT

     The parties agree as follows:

1. Employment. Upon the Effective Date, Frontier shall employ Executive, and Executive agrees to be employed, as a Vice President of Frontier Bank.

2. Term. The term of this Agreement shall be two (2) years beginning on the Effective Date (the "Term"). After the expiration of the Term, Executive shall be an employee at will. The obligations under this Agreement, which by their nature survive the Term, shall remain in full force and effect after the Term. If the Plan terminates before closing of the Mergers, this Agreement will not become effective and will be void.

3. Duties. Executive will faithfully and diligently perform the duties assigned to Executive from time to time by Frontier. Executive will use her best efforts to perform her duties and will devote full time and attention to these duties during working hours.

4. Salary. Executive will receive an annual salary of $70,400, to be paid in accordance with Frontier's regular payroll schedule.

5. Benefits. Executive will have available all the benefit plans that are available to similarly situated employees of Frontier. Executive will participate in the stock option plan(s) of Frontier to a comparable extent and at a comparable level to those persons at Frontier of comparable status (one year wait after the Effective Date for officers). Notwithstanding the foregoing, Executive will be eligible for options granted for services rendered in 2001 whether or not a full year from the Effective Date has expired. In determining eligibility for benefits/vesting at Frontier, Executive will receive credit for each year employed at Interbancorp, Inc., as though employed at Frontier.

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6.   Required Notice. Notwithstanding any provision of this Agreement to the contrary, during the two (2) year period following the Effective Date: (a) Frontier is required to give Executive one hundred twenty (120) days written notice prior to terminating Executive's employment for any reason other than for Cause; and (b) Executive is required to give Frontier one hundred twenty (120) days written notice before retiring or otherwise terminating her employment with Frontier (in both cases, the "Required Notice").

7. Termination. Upon termination of Executive's employment with Frontier, Frontier will pay Executive the following:

     (a) If Executive is terminated for Cause, Executive will receive any salary accrued through the date of termination.

     (b) If Frontier terminates Executive's employment before expiration of the first year of the Term for any reason other than Cause, and Frontier has provided the Required Notice, Frontier shall pay Executive, in a lump sum, an amount equal to the balance of the salary that Executive would have been entitled to receive through the first year of the Term.

     (c) If Frontier terminates Executive's employment before expiration of the first year of the Term for any reason other than Cause, and Frontier has not provided the Required Notice, Frontier shall pay Executive, in a lump sum, an amount equal to the greater of: (i) the balance of the salary that Executive would have been entitled to receive through the first year of the Term; or (ii) four months salary reduced by 1/120 for each day of notice actually given.

     (d) If Frontier terminates Executive's employment during the second year of the Term for any reason other than Cause, and Frontier has provided the Required Notice, Executive will receive any salary accrued through the date of termination.

     (e) If Frontier terminates Executive's employment during the second year of the Term for any reason other than Cause, and Frontier has not provided the Required Notice, Frontier shall pay Executive, in a lump sum, an amount equal to four months salary reduced by 1/120 for each day of notice actually given.

     (f) If Executive terminates her employment with Frontier during the first year of the Term, with or without providing the Required Notice, Frontier shall pay Executive, in a lump sum, the balance of the salary that Executive would have been entitled to receive through the first year of the Term.

     (g) If Executive terminates her employment with Frontier after the expiration of the first year of the Term, with or without providing the Required Notice, Executive will receive any salary accrued through the date of termination.

     (h) If Executive terminates her employment with Frontier within the first or second year of the Term, without providing the Required Notice, the non-competition

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          period set forth in Section 9 shall be extended by the difference between the Required Notice period and the notice actually given.

     If and when Executive ceases, for any reason, to be employed by Frontier, Executive must return to Frontier all keys, pass cards, identification cards and any other property of Frontier. At the same time, Executive also must return to Frontier all originals and copies (whether in hard copy, electronic or other form) of any documents, manuals and any other materials which constitute proprietary information of Frontier. The obligations in this paragraph include the return of documents and other materials which may be in Executive's desk at work, in Executive's car or place of residence, or in any other location under Executive's control.

8. Definition of "Cause". "Cause" means any one or more of the following, as reasonably determined by the Board in good faith: (a) Willful misfeasance or gross negligence in the performance of Executive's duties; (b) Conviction of a crime in connection with her duties; (c) Conduct demonstrably and significantly harmful to Frontier, as reasonably determined by the Board on the advice of legal counsel; or (d) Willful failure to follow the directives of Frontier Senior Management or the Frontier Board of Directors.

9. Noncompetition Agreement. Executive agrees that during the period of employment with Frontier and for two years after the Effective Date (subject to extension under the provisions of Section 7(h) hereof), she will not, directly or indirectly, become involved in, as an employee, principal shareholder, director or officer, "founder," or other agent of, any financial institution or trust company that competes or will compete with Interbancorp, FFC, Frontier, or any of their subsidiaries or affiliates, within a thirty-mile radius of any office of Inter Bank. Executive also agrees that during the period of employment with Frontier and for two years after the Effective Date, Executive will not directly or indirectly solicit or attempt to solicit: (1) any employees of Interbancorp, Frontier, FFC, or any of their subsidiaries or affiliates, to leave their employment or (2) any customers of Interbancorp, FFC, Frontier, or any of their subsidiaries or affiliates to remove their business from Interbancorp, FFC, Frontier, or any of their subsidiaries or affiliates, or to participate in any manner in any financial institution or trust company that competes or will compete with Interbancorp, FFC, Frontier, or any of their subsidiaries or affiliates. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, telephone calls, letters or other mailings, electronic communication of any kind, and Internet communications. Notwithstanding the foregoing, if Executive is terminated by Frontier for any reason other than for Cause, this Section 9 shall terminate and be of no force and effect the later of: (a) one (1) year after the Effective Date; (b) the date of termination; or (c) the expiration of the 120 day notice period (see
     Section 6, above).

10. Confidentiality. Executive will not, after signing this Agreement, including during and after its Term, use for her own purposes or disclose to any other person or entity any confidential information concerning Frontier or its business operations or customers, unless (i) Frontier consents to the use or disclosure of their respective confidential information, (ii) the use or disclosure is consistent with Executive's duties under this Agreement or (iii) disclosure is required by law or court order.

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11.  Enforcement.

     (a) Frontier and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and FFC/Frontier, the agreements referred to in Sections 9 and 10 are fair and reasonably necessary for the protection of Frontier's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and FFC/Frontier request the court to reform these provisions to restrict Executive's use of confidential information and Executive's ability to compete with FFC or its subsidiaries to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

     (b) Executive acknowledges that FFC/Frontier will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 9 and 10 or threatens or attempts to do so. For this reason, under these circumstances, FFC/Frontier, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and FFC/Frontier will not be required to post a bond as a condition for the granting of this relief.

12. Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Section 9 and that Frontier is entitled to require her to comply with this Section, which shall survive termination of this Agreement.

13.  Arbitration.

     (a) Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

     (b) Governing Law. All proceedings will be held at a place designated by the arbitrator in Snohomish County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

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     (c)  Exception to Arbitration. Notwithstanding the above, if Executive violates Sections 9 or 10, Frontier will have the right to initiate the court proceedings described in Section 11(b), in lieu of an arbitration proceeding under this Section 13. Frontier may initiate these proceedings wherever appropriate within the state of Washington; but Executive will consent to venue and jurisdiction in Snohomish County, Washington.

14.  Miscellaneous Provisions.

     (a) Defined Terms. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Plan.

     (b) Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to its subject matter and merges with and supersedes all prior discussion, agreements, commitments, or understandings of every kind and nature relating thereto, whether oral or written, between Executive and FFC/Frontier. Neither party shall be bound by any term or condition other than as is expressly set forth herein. Executive specifically waives the terms of and all of her rights under all employment, change-in-control, severance, salary continuation, or similar agreements, whether written or oral, she has previously entered into with Interbancorp, Inc. or any of its subsidiaries or affiliates.

     (c) Binding Effect. This Agreement will bind and inure to the benefit of Frontier's and Executive's heirs, legal representatives, successors and assigns.

     (d) Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its reasonable out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

     (e) Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

     (f) Counsel Review. Executive represents and agrees that she fully understands her right to discuss all aspects of this Agreement with her private attorney, that to the extent she desired, she availed herself of this right, that she has carefully read and fully understands all of the provisions of the Agreement, that she is competent to execute this Agreement, that her decision to execute this Agreement has not been obtained by any duress and that she freely and voluntarily enters into this Agreement, and that she has read this document in its entirety and fully understands the meaning, intent, and consequences of this Agreement.

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     (g)  Assignment. The services to be rendered by Executive under this
          Agreement are unique and personal. Accordingly, Executive may not assign any of her rights or duties under this Agreement.

     (h) Amendment. This Agreement may be modified only through a written instrument signed by both parties.

     (i) Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

     (j) Governing Law and Venue. This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law. Except as otherwise provided in Section 13(c), the parties must bring any legal proceeding arising out of this Agreement in Snohomish County, Washington, and the parties will submit to jurisdiction in that county.

     (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

Signed: October 23, 2000.

                                              FRONTIER BANK


                                              By: /s/ ROBERT J. DICKSON
                                                  ------------------------------
                                                  Robert J. Dickson, President


                                              /s/ TANA D. WEISENBACH
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                                              TANA D. WEISENBACH